CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2006, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Synergy Financial Group, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Synergy Financial Group, Inc. on Forms S-8 (File No. 333-120596, effective November 18, 2004; File No. 333-115711, effective May 21, 2004; File No. 333-115710, effective May 21,
2004;  File  No.  333-105633,  effective  May 29,  2003;  File  No.  333-105631, effective May 29, 2003).

/s/Grant Thornton LLP

Philadelphia, Pennsylvania
February 22, 2006